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                                                           PRESS RELEASE
                                                           -------------
                                                           FOR IMMEDIATE RELEASE


             BEAZER HOMES USA, INC. ANNOUNCES A CASH ENHANCEMENT TO HOLDERS OF PREFERRED STOCK WHO CONVERT TO COMMON STOCK


     ATLANTA, GEORGIA, February 17, 1999 -- Beazer Homes USA, Inc. (NYSE:BZH and BZH.PrA) announced today that it is offering each of the holders of the outstanding shares of its Series A Cumulative Convertible Exchangeable Preferred Stock (the "Preferred Stock") a cash enhancement of $.75 per share for each share of Preferred Stock converted to the Company's Common Stock on or before March 17, 1999.

     Holders of Preferred Stock that convert their shares of Preferred Stock into shares of Common Stock at any time until 5:00 p.m. (New York City time) on March 17, 1999 shall receive 1.312336 shares of Common Stock and a cash payment of $.75 for each share of Preferred Stock. Holders who convert after February 18, 1999 but prior to March 2, 1999 will receive the $.50 dividend per share payable March 1, 1999. Any holder electing to convert shares of Preferred Stock after March 1, 1999 pursuant to this offer will not receive any dividends with respect to such Preferred Stock accrued after March 1, 1999.

     The Preferred Stock is currently redeemable by the Company with a minimum of 30 days prior notice, at a price of $26.25 per share, plus accrued and unpaid dividends to the date of redemption. Based on the closing price of the Company's Common Stock as reported on the New York Stock Exchange on February 16, 1999 of $22.50, the 1.312336 shares of Common Stock into which each share of the Preferred Stock is convertible had a value of $29.53. So long as the market price of Common Stock is more than $19.43 per share, holders of the Preferred Stock will receive more value upon conversion of the Preferred Stock into shares of Common Stock pursuant to this offer , than the value at which the Company can currently redeem the Preferred Stock. On February 16, 1999, the closing price of the Company's Preferred Stock as reported on the New York Stock Exchange Composite Tape was $29.625.


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     In an effort to simplify its capital structure and reduce its Preferred
Stock dividend, the Company has decided to seek to induce the holders of the Preferred Stock to convert their shares to Common Stock. The conversion enhancement is being offered to such holders of the Preferred Stock to make conversion more financially attractive during the period of time that this offer is outstanding. The Company would like to provide for the expedient conversion of a significant portion of the Preferred Stock to Common Stock while reducing the uncertainty associated with a 30 day non-cancelable call for redemption of a significant portion of the Company's equity. Any shares of Preferred Stock not converted to Common Stock will remain outstanding subject to the terms of the Certificate of Designations of the Preferred Stock, which includes the Company's right to redeem such shares at any time upon 30 days notice.

     On February 12, 1999, holders of 465,400 shares of Preferred Stock converted such shares into 610,761 shares of Common Stock. Such holders received $.75 per share as an enhancement for such conversion, plus a $.50 per share fee for converting prior to the record date for the $.50 per share Preferred Stock dividend payable on March 1, 1999. Such conversions were made pursuant to separately negotiated agreements between the holders of such Preferred Stock and the Company. After such conversions there are 1,534,600 shares of Preferred Stock currently outstanding.

     Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country's ten largest single family homebuilders, with operations in Arizona, California, Florida, Georgia, Maryland, Nevada, New Jersey, North Carolina, South Carolina, Tennessee, Texas and Virginia.

Contact:    David S. Weiss
            Executive Vice President and Chief Financial Officer
            (404)250-3420


NOTE: CERTAIN STATEMENTS IN THIS PRESS RELEASE ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION ACT OF 1995. SUCH STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. SUCH RISKS, UNCERTAINTIES AND OTHER FACTORS INCLUDE, BUT ARE NOT LIMITED TO, CHANGES IN GENERAL ECONOMIC CONDITIONS, FLUCTUATIONS IN INTEREST RATES, INCREASES IN RAW MATERIALS AND LABOR COSTS, LEVELS OF COMPETITION AND OTHER FACTORS DESCRIBED IN THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED SEPTEMBER 30, 1998.